Exhibit 10.19

ADDENDUM NO. 1 TO EXHIBIT A

LICENSOR SOFTWARE AND ROYALTY SCHEDULE

THIS Addendum No. 1 (“Addendum”), with an Effective Date as of the last date this document is signed below, hereby documents some additional or clarified terms to Exhibit A, Licensor Software And Royalty Schedule that is part of the CORPORATE PARTNERING INBOUND OEM SOFTWARE LICENSE AGREEMENT (the “Agreement”) entered into by and between Mercury Interactive (Israel) Ltd. (“Mercury”) and Motive Communications, Inc. (“Motive”) on June 30, 2003 (the “Agreement”).

1. Mercury hereby agrees to speak on Motive’s behalf to generate additional media support. Such additional support will be mutually agreed to by the parties.

2. Mercury agrees to accelerate payment of the Initial Term Royalties by paying Motive the remaining balance of $7,000,000 upon execution of this Addendum.

3. In consideration for Mercury’s additional media support and upon Motive’s receipt of the accelerated $7,000,000 royalty payment, Motive hereby agrees to provide Mercury with the following:

a. Extend the “Initial Term” end date as stated in Exhibit A, Section 1 by twelve (12) months. The amended end date of the Initial Term is “December 31, 2006”. Mercury agrees to pay Motive an additional $350,000 as a maintenance and support fee covering the additional twelve month period for all Licensor Software covered by the Agreement; with the understanding that per Section 4 (Royalties) of Exhibit A to the Agreement, fees for all maintenance and support (including Updates) through December 31, 2005 for all Licensor Software, including as confirmed in this Addendum 1, is already covered by the Initial Term Royalties. The payment due date for this additional maintenance and support fee is December 31, 2005.

b. Motive confirms that as part of the existing Licensor Software and pursuant to the Agreement, Mercury does have access to and use of all functions and features of Motive’s “Help Desk Integration Components and Functionality”, including all languages and localized versions, all current and future Updates and extensions, and their Natural Successors, in each case to the Help Desk Integration Components and Functionality, whether licensed to Licensor’s customers as part of the Help Desk Integration Components and Functionality or under a separate license agreement and/or separate fee.

c. Mercury Interactive may use the Licensor Software’s Help Desk Integration Components and Functionality to provide help desk integration capabilities with all Mercury products released now or in the future (and their Natural Successors) not just the Mercury Interactive Products referred to in Exhibit A and not just for use with, or as, Combined Products, in accordance with the terms of the Agreement. Exhibit B, Mercury Interactive Software and Services, is deemed amended to reflect the foregoing as it applies solely to the Help Desk Integration Components and Functionality.

d. Furthermore, the Help Desk Integration Components and Functionality (and the “Ecosystem Modeling Capabilities” defined in 4. below) shall be included in Mercury’s internal use license referred to in Section 3 of Exhibit A to the Agreement.

4. Licensor confirms that as Updates to the Licensor Software (“Platforms and Serviceability Applications”) provided by Licensor to Mercury Interactive under maintenance and support in Exhibit C, Mercury shall receive all functions and features of Licensor’s ecosystem modeling based capabilities, configuration tools and diagnostic’s when and as included by Licensor in new releases of the Platform and/or Serviceability Applications (the “Ecosystem Modeling Capabilities”). The Ecosystem Modeling Capabilities are expected to include the following summarized capabilities as and when they are released by Licensor in Updates:

•	Motive Ecosystem Model Schema Definition (XML Schema Definition)

•	Prepackaged Model and Stencils delivered with our Updates

•	Model based diagnostic flow editor

Such Updates for the Ecosystem Modeling Capabilities are defined the same way as in the Agreement to include Natural Successors, languages and localized versions, and extensions to the Ecosystem Modeling Capabilities, whether licensed to Licensor’s customers as part of the Ecosystem Modeling Capabilities or under a separate license agreement and/or separate fee.

5. Mercury Interactive may use the Ecosystem Model Schema with all Mercury products released now or in the future (and their Natural Successors) not just the Mercury Interactive Products referred to in Exhibit A and not just for use with, or as, Combined Products, in accordance with the terms of the Agreement. Exhibit B, Mercury Interactive Software and Services, is deemed amended to reflect the foregoing as it applies solely to the Ecosystem Model Schema. Use of the Ecosystem Model Schema also allows Mercury to add new schema classes and make additions to the XML definitions.

IN WITNESS WHEREOF, the Parties hereto have caused this Addendum to be executed by their duly authorized representatives on the date(s) set forth below, to be effective as of the Effective Date. All other terms and conditions of the Agreement, including all payment responsibilities shall remain unaffected by this Addendum and shall continue in full force and effect.

MERCURY INTERACTIVE (ISRAEL) LTD.		MOTIVE, INC.

Signed:	/s/ Ahikam Kaufman	Signed:	/s/ Christopher A. Burch

Printed:	Ahikam Kaufman	Printed:	Christopher A. Burch

Title:	Director of Finance	Title:	Director of Business Operations

Date:	February 8, 2004	Date:	February 6, 2004

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